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                                                                      EXHIBIT 99

                     NETMED ANNOUNCES BANKRUPTCY SETTLEMENT

         COLUMBUS, OH, Dec. 3 - NetMed, Inc. (OTCBB: NTMD), a developer of medical and health-related technologies, announced today that the United States Bankruptcy Court for the District of Delaware has approved a settlement agreement among NetMed, Neuromedical Systems, Inc., and the official committee of unsecured creditors in Neuromedical's pending Chapter 11 bankruptcy reorganization. The agreement provides for the settlement and release of NetMed's claims in exchange for 175,000 shares of common stock of Tripath Imaging, Inc. (NasdaqNM: TPTH), and the allowance in the bankruptcy proceeding of an unsecured claim by NetMed in the amount of $1.5 million. The Company stated that it expects to receive the stock portion of the settlement before the end of 1999, and that its $1.5 million unsecured claim will be included with other allowed claims of unsecured creditors to be paid out of liquidation proceeds in the bankruptcy proceeding. The Company stated it was unable to predict the amount and timing of any payments it may ultimately receive in respect of the $1.5 million unsecured claim allowed by the settlement.

    For further information, contact Trevor Ferger, President (614) 793-9356

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release which relate to other than strictly historical facts, including statements about the Company's expectations, are forward looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but are not limited to, continuing losses from operations and negative cash flow, the absence of revenue from operations, the challenges of research and development of new products, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The company undertakes no obligation to publicly update or revise any forward-looking statements.